Exhibit 10.9

AGREEMENT TO DELIVER PROXIES AND
SHAREHOLDER SUPPORT

Effective Date: August 27, 2020

THIS AGREEMENT (the “Agreement”), dated this 27th day of August 2020 (herein “Effective Date”), is by and among NorthEast Community Bancorp, MHC (the “MHC”), NorthEast Community Bancorp, Inc. (“NECB”), and NorthEast Community Bank (the “Bank”, and collectively with, the MHC and NECB, “The NorthEast Entities”), and Stilwell Activist Fund, L.P. (“Activist Fund”), Stilwell Activist Investments, L.P. (“Activist Investments”), and Stilwell Partners, L.P. (“Stilwell Partners”), and Joseph Stilwell, an individual (collectively, with Activist Fund, Activist Investments, and Stilwell Partners, “The Stilwell Group,” and each individually, a “Stilwell Group Member”).

WHEREAS, the parties hereto agree that it is in their mutual interests to enter this Agreement.

NOW THEREFORE, in consideration of the representations, warranties, and agreements contained herein, and other good and valuable consideration, and intending to be legally bound hereby, the parties mutually agree as follows:

1.            Representations and Warranties of The Stilwell Group. The Stilwell Group represents and warrants as follows:

(a)                The Stilwell Group has fully disclosed in Exhibit A to this Agreement the total number of shares of common stock of NECB, par value $0.01 per share (“NECB Common Stock”), as to which it is the beneficial owner, and neither The Stilwell Group, any Stilwell Group Member, nominee nor any of their affiliates has (i) a right to acquire any interest in any capital stock of NECB, or (ii) a right to vote any shares of capital stock NECB other than as set forth in Exhibit A;

(b)                Each Stilwell Group Member has full power and authority to enter into and perform their obligations under this Agreement, and the execution and delivery of this Agreement by The Stilwell Group has been duly authorized by The Stilwell Group. This Agreement constitutes a valid and binding obligation of The Stilwell Group and its affiliates and the performance of its terms will not constitute a violation of any limited partnership agreement, operating agreement, bylaws, or any agreement or instrument to which The Stilwell Group or any Stilwell Group Member is a party; and

(c)                Other than as set forth herein, there are no arrangements, agreements or understandings concerning the subject matter of this Agreement between The Stilwell Group and The NorthEast Entities.

2.          Representations and Warranties of The NorthEast Entities. The NorthEast Entities represent and warrant as follows:

(a)       Each of The NorthEast Entities has full power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by The NorthEast Entities has been duly authorized by each of The NorthEast Entities. This Agreement constitutes a valid and binding obligation of The NorthEast Entities and their affiliates and the performance of its terms will not constitute a violation of their respective charters, bylaws, or any agreement or instrument to which The NorthEast Entities or any affiliate thereof is a party; and

(b)       Other than as set forth herein, there are no arrangements, agreements or understandings concerning the subject matter of this Agreement between The NorthEast Entities and The Stilwell Group.

3.       Covenants. In the event that The NorthEast Entities determine to undertake a second-step conversion, following the completion of (i) a public announcement by The NorthEast Entities of their intention to implement a second-step stock conversion, (ii) the procurement of the required regulatory clearance/approval for a second-step conversion, and (iii) the reorganization of NECB into a fully public stock holding company (the “second-step conversion”) (“Effective Date of the Covenants”):

(a)       The Stilwell Group will, beginning on the Effective Date of the Covenants and continuing throughout the term of this Agreement, agree not to do the following, and will secure the agreement of its affiliates not to do the following, directly or indirectly, alone or in concert with any other person1.

(i)                 without NECB’s prior written consent, directly or indirectly, sell, transfer or otherwise dispose of any interest in The Stilwell Group’s shares of NECB Common Stock to any person The Stilwell Group believes, after reasonable inquiry, would be the beneficial owner after any such sale or transfer of more than 5% of the outstanding shares of NECB Common Stock;

(ii)               solicit proxies or written consents or assist or participate in any other way in any solicitation of proxies or written consents, or otherwise become a “participant” in a “solicitation,” in opposition to any recommendation or proposal of NECB’s Board of Directors, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of (or the execution of a written consent in respect of) NECB Common Stock, or grant a proxy with respect to the voting of the capital stock of NECB to any person or entity other than the Board of Directors of NECB;

(iii)             initiate, propose, submit, encourage or otherwise solicit shareholders of NECB for the approval of one or more shareholder proposals or the election of a person not supported by NECB’s Board of Directors to its Board of Directors or induce or attempt to induce any other person to initiate any shareholder proposal, or seek election to, or seek to place a representative or other affiliate or nominee on, the Board of Directors of any of The NorthEast Entities, or seek removal or resignation of any member of the Board of Directors of any of The NorthEast Entities;

(iv)              nominate or encourage for the election as director of any of The NorthEast Entities any person who is not approved for nomination by the Board of Directors of any of The NorthEast Entities, or submit or encourage the submission of any shareholder proposal for business at a meeting of NECB’s shareholders that is not supported by NECB’s Board of Directors;

(v)                vote for any nominee or nominees for election to the Board of Directors of NECB other than those nominated or supported by NECB’s Board of Directors;

(vi)              propose or seek to effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange or other disposition of substantially all the assets of, or other business combination involving, or a tender or exchange offer for securities of, NECB or the Bank or any material portion of NECB’s or the Bank’s business or assets or any other type of transaction that would result in a change in control of The NorthEast Entities (any such transaction described herein is a “Company Transaction” and any proposal or other action seeking to effect a Company Transaction as described herein is a “Company Transaction Proposal”);

1For purposes of this Agreement, references to NECB, The NorthEast Entities or NECB Common Stock include the new company resulting from the second-step conversion and its common stock.

(vii)            seek to exercise any control or influence over the management of The NorthEast Entities or the Boards of Directors of The NorthEast Entities or any of the businesses, operations or policies of The NorthEast Entities;

(viii)          present to NECB, its shareholders or any third party any proposal constituting a Company Transaction or otherwise seek to effect a change in control of The NorthEast Entities;

(ix)              publicly suggest or announce its willingness or desire to engage in a transaction that would constitute a Company Transaction or take any action that might require The NorthEast Entities to make a public announcement regarding any such Company Transaction;

(x)                initiate, request, induce or encourage any other person to initiate any Company Transaction Proposal, or otherwise provide assistance to any person who has made or is contemplating making, or enter into discussions or negotiations with respect to any proposal constituting any Company Transaction Proposal;

(xi)              form, join in or in any other way participate in a partnership, pooling agreement, syndicate, voting trust or other group with respect to NECB Common Stock, or enter into any agreement or arrangement, for the purpose of acquiring, holding, voting or disposing of NECB Common Stock;

(xii)            join with or assist any person or entity in opposing, or make any statement in opposition to, any proposal or director nomination submitted by NECB’s Board of Directors to a vote of NECB’s shareholders, or join with or assist any person or entity in supporting or endorsing, or make any statement in favor of, any proposal submitted to a vote of NECB’s shareholders that is opposed by NECB’s Board of Directors;

(xiii)          disparage any of The NorthEast Entities or their affiliates or resulting companies that may be formed after the second-step conversion or any of their directors, officers or employees in any public or quasi-public forum; or

(xiv)          except in connection with the enforcement of this Agreement, initiate or participate, by encouragement or otherwise, in any litigation against The NorthEast Entities or their respective officers and directors, or in any derivative litigation on behalf of The NorthEast Entities, except for testimony which may be required by law.

(b)       Beginning on the Effective Date of the Covenants and continuing throughout the term of this Agreement, The Stilwell Group agrees, and will secure the agreement of its affiliates, to: (i) vote all of the shares of NECB’s Common Stock beneficially owned by them in favor of the nominees for election or re-election as directors of NECB selected by the Board of Directors of NECB and otherwise support such director candidates; and vote all shares of NECB Common Stock beneficially owned by them in accordance with the recommendations of NECB’s Board of Directors, including in favor of the approval of any stock incentive plan (“Stock Benefit Plan”) submitted to shareholders for approval, and will not make any public statement in opposition to the proposal to approve the adoption of the Stock Benefit Plan.

4.         Notice of Breach and Remedies.

(a)                The parties expressly agree that an actual or threatened breach of this Agreement by any party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each party shall be entitled to seek a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions. In the event either party institutes any legal action to enforce such party's rights under, or recover damages for breach of, this Agreement, the prevailing party or parties in such action shall be entitled to recover from the other party or parties all costs and expenses, including but not limited to reasonable attorneys' fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiation incurred by such prevailing party or parties.

(b)                The Stilwell Group and each Stilwell Group Member expressly agree that they will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by The NorthEast Entities unless and until The NorthEast Entities are given written notice of such breach and thirty (30) business days either to cure such breach or seek relief in court. If any of The NorthEast Entities seek relief in court, The Stilwell Group and each Stilwell Group Member irrevocably stipulate that any failure to perform by The Stilwell Group and/or any Stilwell Group Member or any assertion by The Stilwell Group and/or any Stilwell Group Member that they are excused from performing their obligations under this Agreement would cause any of The NorthEast Entities irreparable harm, that The NorthEast Entities shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that The Stilwell Group and each Stilwell Group Member shall not deny or contest that such circumstances would cause The NorthEast Entities irreparable harm. If, after such thirty (30) business day period, The NorthEast Entities have not either reasonably cured such material breach or obtained relief in court, The Stilwell Group or each Stilwell Group Member may terminate this Agreement by delivery of written notice to The NorthEast Entities.

(c)                The NorthEast Entities expressly agree that they will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by The Stilwell Group or any Stilwell Group Member unless and until The Stilwell Group and each Stilwell Group Member is given written notice of such breach and thirty (30) business days either to cure such breach or seek relief in court. If The Stilwell Group or any Stilwell Group Member seeks relief in court, The NorthEast Entities irrevocably stipulate that any failure to perform by The NorthEast Entities or any assertion by The NorthEast Entities that they is excused from performing their obligations under this Agreement would cause The Stilwell Group and each Stilwell Group Member irreparable harm, that The Stilwell Group or any Stilwell Group Member shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that The NorthEast Entities shall not deny or contest that such circumstances would cause The Stilwell Group and each Stilwell Group Member irreparable harm. If, after such thirty (30) business day period, The Stilwell Group or The Stilwell Group Member has not either reasonably cured such material breach or obtained relief in court, The NorthEast Entities may terminate this Agreement by delivery of written notice to The Stilwell Group and each Stilwell Group Member.

5.          Term. This Agreement shall be effective for five (5) years from the Effective Date and, therefore, will remain in effect until August 27, 2025.

6.          Publicity. Any press release or publicity with respect to this Agreement or any provisions hereof shall be jointly prepared and issued by the parties hereto. During the term of this Agreement, no party to this Agreement shall cause, discuss, cooperate or otherwise aid in the preparation of any press release or other publicity concerning any other party to this Agreement or its operations without the prior approval of such other party, which approval shall not be unreasonably withheld, provided that the parties shall be entitled to make such filings as each deems necessary to comply with applicable securities laws.

7.           Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (a) on the date delivered if delivered by telecopy or in person, (b) on the third Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid), or (c) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

The Stilwell Group:	Megan Parisi

c/o The Stilwell Group

111 Broadway, 12th Floor

New York, New York 10006

Facsimile: 212-269-2675

With a copy to:	E. J. Borrack, Esq.

c/o The Stilwell Group

111 Broadway, 12th Floor

New York, New York 10006

Facsimile: 212-269-2675

The NorthEast Entities:	Kenneth A. Martinek

Chairman and Chief Executive Officer

Northeast Community Bancorp, MHC

NorthEast Community Bancorp, Inc.

NorthEast Community Bank

325 Hamilton Avenue

White Plains, NY 10601

Facsimile: 914.684.0444

With a copy to:	Christina M. Gattuso, Esq.

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, DC 20005

Facsimile: 202-204-5611

8.                   Severability. If any term, provision, covenant or restriction of this Agreement is held by any governmental authority or a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.                   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns, and transferees by operation of law, of the parties. Except as otherwise expressly provided, this Agreement shall not inure to the benefit of, be enforceable by or create any right or cause of action in any person, including any shareholder of NECB, other than the parties to the Agreement. Nothing contained herein shall prohibit any Stilwell Group Member from transferring any portion or all of the shares of NECB Common Stock owned thereby at any time to any affiliate of The Stilwell Group or any other Stilwell Group Member but only if the transferee agrees in writing for the benefit of The NorthEast Entities (with a copy thereof to be furnished to The NorthEast Entities prior to such transfer) to be bound by the terms of this Agreement (any such transferee shall be included in the terms “The Stilwell Group” and “Stilwell Group Member”).

10.             Governing Law and Choice of Forum. Unless applicable federal law or regulation is deemed controlling, New York law shall govern the construction and enforceability of this Agreement. Any and all actions concerning any dispute arising hereunder shall be filed in a state or federal court, as appropriate, sitting in the State of New York.

11.             Acknowledgement. Notwithstanding any other provision in this Agreement and for the avoidance of doubt, the parties acknowledge and agree that no provision, term or condition set forth in this Agreement requires any of The NorthEast Entities and/or any of such entity’s respective Board of Directors to pursue a second-step conversion.

12.          Counterparts; Facsimile. The Agreement may be executed by any number of counterparts and by the parties in separate counterparts, and signature pages may be delivered by facsimile or by email attachment (in .pdf form), each of which when so executed shall be deemed to be an original and all or which taken together shall constitute one and the same agreement.

13.             Amendment. This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by all of the parties.

14.             Termination. This Agreement shall cease, terminate and have no further force and effect upon the expiration of the term as set forth in Section 5, unless earlier terminated pursuant to Section 4 hereof or by mutual written agreement of the parties

15.             Definitions. As used in this Agreement, the following terms shall have the meanings indicated, unless the context otherwise requires:

(a)              The term “acquire” means every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

(b)              The term “acting in concert” means (i) knowing participation in a joint activity or conscious parallel action towards a common goal, whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

(c)             The term “affiliate” means, with respect to any person, a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such other person.

(d)              The term “beneficial owner” shall have the meaning ascribed to it, and be determined in accordance with, Rule 13d-3 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Exchange Act of 1934.

(e)             The term “change in control” denotes circumstances under which: (i) any person or group becomes the beneficial owner of shares of capital stock of NECB or the Bank representing 25% or more of the total number of votes that may be cast for the election of the Boards of Directors of NECB or the Bank, (ii) the persons who were directors of NECB or Bank cease to be a majority of the Board of Directors, in connection with any tender or exchange offer (other than an offer by NECB or the Bank), merger or other business combination, sale of assets or contested election, or combination of the foregoing, or (iii) shareholders of NECB or the Bank approve a transaction pursuant to which substantially all of the assets of NECB or the Bank will be sold.

(f)                 The term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, activities or policies of a person or organization, whether through the ownership of capital stock, by contract, or otherwise.

(g)                The term “group” has the meaning as defined in Section 13(d)(3) of the Securities Exchange Act of 1934.

(h)            The term “person” includes an individual, group acting in concert, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization or similar company, syndicate, or any other entity or group formed for the purpose of acquiring, holding or disposing of the equity securities of NECB.

(i)              The term “transfer” means, directly or indirectly, to sell, gift, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, gift, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any NECB Common Stock or any interest in any NECB Common Stock; provided, however, that a merger or consolidation in which NECB is a constituent corporation shall not be deemed to be the transfer of any common stock beneficially owned by The Stilwell Group or a Stilwell Group Member.

(j)                 The term “vote” means to vote in person or by proxy, or to give or authorize the giving of any consent as a shareholder on any matter

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned and is effective as of the day and year first written above.

THE STILWELL GROUP		THE NORTHEAST ENTITIES

STILWELL ACTIVIST FUND, L.P.		NORTHEAST COMMUNITY BANCORP, MHC

By:	Stilwell Value LLC	By:	/s/ Kenneth A. Martinek
	General Partner		Kenneth A. Martinek
Chairman and Chief Executive Officer
By:	/s/ Joseph Stilwell
Joseph Stilwell, Managing Member

STILWELL ACTIVIST INVESTMENTS, L.P.		NORTHEAST COMMUNITY BANCORP, INC.

By:	Stilwell Value LLC	By:	/s/ Kenneth A. Martinek
	General Partner		Kenneth A. Martinek
Chairman and Chief Executive Officer
By:	/s/ Joseph Stilwell
Joseph Stilwell, Managing Member

STILWELL PARTNERS, L.P.		NORTHEAST COMMUNITY BANK

By:	Stilwell Value LLC	By:	/s/ Kenneth A. Martinek
	General Partner		Kenneth A. Martinek
Chairman and Chief Executive Officer
By:	/s/ Joseph Stilwell
Joseph Stilwell, Managing Member

JOSEPH STILWELL

By:	/s/ Joseph Stilwell
Joseph Stilwell